UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2012                 (January 5, 2012)

          WORTHINGTON INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-8399	31-1189815
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

200 Old Wilson Bridge Road, Columbus, Ohio	43085
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:                                                                                                        (614) 438-3210

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

Management of Worthington Industries, Inc. (the “Registrant”) conducted a conference call on January 5, 2012, beginning at approximately 1:30 p.m., Eastern Standard Time, to discuss the Registrant’s unaudited financial results for the second quarter of fiscal 2012 (the fiscal quarter ended November 30, 2011).  Additionally, the Registrant’s management addressed certain issues related to the outlook for the Registrant and its subsidiaries and their markets for the coming months.  In the conference call, management referred to earnings per share before restructuring charges.  This represents a non-GAAP financial measure and is used by management as a measure of operating performance.  Earnings per share before restructuring charges is calculated by subtracting the after tax impact of restructuring and other expense and joint venture transactions from net earnings attributable to controlling interest, and dividing the result by the average diluted common shares outstanding for the quarter.  The difference between the GAAP-based measure of earnings per share attributable to controlling interest of $0.27 and the earnings per share before restructuring charges financial measure of $0.28 for the quarter ended November 30, 2011, as mentioned in the conference call, was $0.01.  A copy of the transcript of the conference call is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information contained in this Item 2.02 and Exhibit 99.1 furnished with this Current Report on Form 8-K, is being furnished pursuant to Item 2.02 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, unless the Registrant specifically states that the information is to be considered “filed” under the Exchange Act or incorporates the information by reference into a filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

Item 8.01.                   Other Information.

Registrant is today filing a Form 12b-25 as to why it was unable to complete and file its Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2011 (the “Form 10-Q”) within the prescribed time period.

As a result of recent information, Registrant’s subsidiary, Worthington Cylinders Wisconsin, LLC instituted a voluntary recall of its 14.4 oz. cylinders containing propylene, which are generally sold under the MAP-PRO® brand name.  The recall does not apply to 14.4 oz. propane cylinders.

The issue involves a valve supplied from a third party that may leak when a torch or hose is disconnected from the propylene cylinder.  Registrant is unaware of any reported incidence of fire or injury caused by this situation.

The decision to institute the recall was made on January 6, 2012, one business day before the January 9, 2012 due date for filing Registrant’s financial statements in the Form 10-Q.  Registrant needs the additional time before filing the Form 10-Q to properly consider the impact of this subsequent event in the financial statements for the periods ended November 30, 2011.  Given the recent discovery of this issue, Registrant has limited information available and is developing expected cost estimates.  However, based on the limited information currently available, Registrant estimates the cost to be in the range of $2 million to $6 million, after tax, although, that range may change as more complete information becomes available.

As a result, the financial information for the three- and six-month periods ending November 30, 2011 as reported in Worthington’s news release issued January 5, 2012, and included in Registrant’s Form 8-K filed on January 5, 2012, will be adjusted when reported in the Form 10-Q to reflect the charge for the recall, including a reduction in net earnings by the estimated after tax cost related to the recall.

Registrant intends to file the Form 10-Q by January 17, 2012, which is within the extension period provided in Rule 12b-25 under the Securities Exchange Act of 1934, as amended.

Item 9.01.    Financial Statements and Exhibits.

(a) through (c):  Not applicable.

(d) Exhibits:

The following exhibit is furnished with this Current Report on Form 8-K:

Exhibit No.	Description
99.1	Transcript of Worthington Industries, Inc. Earnings Conference Call for Second Quarter of Fiscal 2012 (Fiscal Quarter ended November 30, 2011), held on January 5, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORTHINGTON INDUSTRIES, INC.

Date: January 10, 2012	By: /s/ Dale T. Brinkman
Dale T. Brinkman, Vice President –
Administration, General Counsel and Secretary